SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
(RULE 13D-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS
THERETO FILED PURSUANT TO RULE 13D-2(B)
ChinaCache International Holdings Ltd.

(Name of Issuer)
Ordinary Shares

(Title of Class of Securities)
16950M107

(CUSIP Number)
December 31, 2010

Date of Event which Requires Filing of This Statement
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

RULE 13D-1(B)	☐
RULE 13D-1(C)	☐
RULE 13D-1(D)	☑
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SIGNATURE

CUSIP No.	16950M107	Page	2	of	14

1	NAMES OF REPORTING PERSONS JAFCO Asia Technology Fund II

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		21,887,458*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,887,458*

WITH:	8	SHARED DISPOSITIVE POWER

00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Page 2 of 14 Pages

CUSIP No.	16950M107	Page	3	of	14

1	NAMES OF REPORTING PERSONS JAFCO Investment (Asia Pacific) Ltd.**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Singapore

	5	SOLE VOTING POWER

NUMBER OF		21,887,458*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,887,458*

WITH:	8	SHARED DISPOSITIVE POWER

00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Page 3 of 14 Pages

CUSIP No.	16950M107	Page	4	of	14

1	NAMES OF REPORTING PERSONS JAFCO Asia Technology Fund II L.P.**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		21,887,458*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,887,458*

WITH:	8	SHARED DISPOSITIVE POWER

00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

Page 4 of 14 Pages

CUSIP No.	16950M107	Page	5	of	14

1	NAMES OF REPORTING PERSONS JAFCO Asia Technology Holdings II Limited**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☑
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		21,887,458*

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		00

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		21,887,458*

WITH:	8	SHARED DISPOSITIVE POWER

00

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO

Page 5 of 14 Pages

CUSIP No.	16950M107	Page	6	of	14

1	NAMES OF REPORTING PERSONS Hiroshi Yamada**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Japan

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,887,458*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		21,887,458*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 6 of 14 Pages

CUSIP No.	16950M107	Page	7	of	14

1	NAMES OF REPORTING PERSONS Junitsu Uchikata**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Japan

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,887,458*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		21,887,458*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 7 of 14 Pages

CUSIP No.	16950M107	Page	8	of	14

1	NAMES OF REPORTING PERSONS Jian Huan Zhu**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Canada

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,887,458*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		21,887,458*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 8 of 14 Pages

CUSIP No.	16950M107	Page	9	of	14

1	NAMES OF REPORTING PERSONS Ching Ning Chow**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Hong Kong

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,887,458*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		21,887,458*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 9 of 14 Pages

CUSIP No.	16950M107	Page	10	of	14

1	NAMES OF REPORTING PERSONS Ui Chel Joung**

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Republic of Korea

	5	SOLE VOTING POWER

NUMBER OF		00

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		21,887,458*

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		00

WITH:	8	SHARED DISPOSITIVE POWER

		21,887,458*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	21,887,458*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.9% (based on the prospectus of the Issuer dated September 30, 2010)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Page 10 of 14 Pages

ITEM 1(A)	NAME OF ISSUER:

ChinaCache International Holdings Ltd.

ITEM 1(B)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

6/F, Block A, Galaxy Plaza No. 10 Jiuxianqiao Road Middle, Chaoyang District Beijing, 100015 People’s Republic of China

ITEM 2(A)	NAME OF PERSON FILING:

JAFCO Asia Technology Fund II
JAFCO Investment (Asia Pacific) Ltd
JAFCO Asia Technology Fund II L.P.
JAFCO Asia Technology Holdings II Limited
Hiroshi Yamada
Junitsu Uchikata
Jian Huan Zhu
Ching Ning Chow
Ui Chel Joung

ITEM 2(B)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

c/o JAFCO Investment (Asia Pacific) Ltd 6 Battery Road #42-01 Singapore 049909

ITEM 2(C)	CITIZENSHIP:

Cayman Islands (JAFCO Asia Technology Fund II)
Singapore (JAFCO Investment (Asia Pacific) Ltd)
Cayman Island (JAFCO Asia Technology Fund II L.P.)
Caymen Island (JAFCO Asia Technology Holdings II Limited)
Japan (Hiroshi Yamada)
Japan (Junitsu Uchikata
Canada (Jian Huan Zhu)
Hong Kong (Ching Ning Chow)
Republic of Korea (Ui Chel Joung)

ITEM 2(D)	TITLE OF CLASS OF SECURITIES:

Ordinary Shares

ITEM 2(E)	CUSIP NUMBER:

16950M107

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

N/A

Page 11 of 14 Pages

ITEM 4	OWNERSHIP*:

(a) Amount beneficially owned: 21,887,458 Ordinary Shares*.
(b) Percent of class: 5.9% (based on the prospectus of the Issuer dated September 30, 2010).
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: 21,887,458 Ordinary Shares*.
(ii) Shared power to vote or to direct the vote: 00*.
(iii) Sole power to dispose or to direct the disposition of: 21,887,458 Ordinary Shares*.
(iv) Shared power to dispose or to direct the disposition of: 00*.

*JAFCO Asia Technology Fund II is wholly owned by JAFCO Asia Technology Fund II L.P.. JAFCO Asia Technology Holdings II Limited, a wholly-owned subsidiary of JAFCO Investment (Asia Pacific) Ltd., is the sole general partner of JAFCO Asia Technology Fund II L.P. and controls the voting and investment power over the securities owned by JAFCO Asia Technology Fund II. JAFCO Asia Technology Holdings II Limited has appointed JAFCO Investment (Asia Pacific) Ltd. to manage JAFCO Asia Technology Fund II L.P. and voting and investment power over the securities owned by JAFCO Asia Technology Fund II is exercised by an investment committee and a listed portfolio divestment committee of JAFCO Investment (Asia Pacific) Ltd. The members of such committees may change from time to time. As at the date of this Schedule 13G, Messrs. Hiroshi Yamada, Junitsu Uchikata, Jian Huan Zhu, Ching Ning Chow and Ui Chel Joung are members of such investment committee and Messrs. Yamada and Uchikata are members of such listed portfolio divestment committee. Each member of these committees may be deemed to have shared voting and investment power over the securities owned by JAFCO Asia Technology Fund II, and each such person disclaims beneficial ownership of the securities held by JAFCO Asia Technology Fund II, except to the extent of each person’s pecuniary interest therein.

**The filing of this Schedule 13G shall not be construed as an admission that the reporting/filing person or any of its affiliates is, for the purposes of sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9	NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10	CERTIFICATION

N/A

Page 12 of 14 Pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JAFCO Asia Technology Fund II Date: February 14, 2011
Signature: /s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Investment (Asia Pacific) Ltd. (Co. Reg. No. 199001150W) Date: February 14, 2011
Signature: /s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

JAFCO Asia Technology Holdings II Limited, for and on behalf of itself and as the General Partner for and on behalf of JAFCO Asia Technology Fund II L.P. Date: February 14, 2011
Signature: /s/ Hiroshi Yamada

Name/Title: Hiroshi Yamada/Director

Hiroshi Yamada Date: February 14, 2011
Signature: /s/ Hiroshi Yamada

Junitsu Uchikata Date: February 14, 2011
Signature: /s/ Junitsu Uchikata

Page 13 of 14 Pages

Jian Huan Zhu Date: February 14, 2011
Signature: /s/ Jian Huan Zhu

Ching Ning Chow Date: February 14, 2011
Signature: /s/ Ching Ning Chow

Ui Chel Joung Date: February 14, 2011
Signature: /s/ Ui Chel Joung

Page 14 of 14 Pages